EXHIBIT 10.1

THE GORMAN-RUPP COMPANY

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS’

COMPENSATION PLAN

1.	BACKGROUND, EFFECTIVE DATE AND TERM OF THE PLAN.

The Non-Employee Directors’ Compensation Plan (the “Original Plan”) of The Gorman-Rupp Company (the “Company”) became effective on May 22, 1997 with an original expiration date of May 21, 2007.

On July 27, 2006, the Company’s Board of Directors (the “Board”) adopted a resolution extending the Original Plan for an additional term during which Common Shares, without par value, of the Company (“Common Shares”) may be awarded under the Plan until the earliest of (i) May 21, 2017, (ii) at such time as all of the Company’s Common Shares authorized for award under the Plan and registered under Form S-8 Registration Statement No. 333-30159 (the “Registration Statement”) shall have been awarded and issued, (iii) at such time as the Company deregisters any Common Shares not issued under the Registration Statement, or (iv) at such time as the Plan is terminated by action of the Board.

On July 28, 2011, the Board amended the Original Plan to include an award of additional Common Shares reflecting prior Company stock split events.

The Original Plan is now being amended and restated in its entirety as the Amended and Restated Non-Employee Directors’ Compensation Plan (the “Plan”).

2.	PURPOSE

The purpose of the Plan is to promote the interests of the Company and its shareholders by attracting and retaining Non-Employee Directors capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company’s shareholders. “Non-Employee Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.

3.	ADMINISTRATION OF THE PLAN

The Plan will be administered by the Board.

4.	COMMON SHARES AVAILABLE FOR AWARDS

The number of Common Shares which may be awarded to Non-Employee Directors shall not exceed 50,000 Common Shares in the aggregate. The Company previously filed the Registration Statement covering 50,000 Common Shares available for award to Non-Employee Directors.

5.	COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-Employee Directors shall be compensated by the Company for their services as members of the Board through a combination of annual cash retainers and stock awards of Common Shares. Additional compensation may be awarded for service as the lead independent director and/or chairman of a Board committee.

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At the Compensation Committee meeting held in July of each year, the Compensation Committee shall (a) review the total compensation for each Non-Employee Director for the regular services to be performed by such Non-Employee Director during the current year of July 1 through June 30 and (b) recommend to the Board any adjustments to such total compensation and the effective date of any such adjustments.

At the Board meeting held in July of each year, the Board shall (a) review the recommendations of the Compensation Committee, (b) determine whether to approve any adjustments to the total compensation for each Non-Employee Director for the regular services to be performed by such Non-Employee Director and (c) if any adjustments are approved, determine the effective date of any such adjustments. Notwithstanding the foregoing, the effective date of any approved adjustments to the stock awards of Common Shares shall be no earlier than the next succeeding stock award date.

The annual cash retainer portion of such total compensation shall be paid quarterly by the end of each calendar quarter from July 1 through June 30 to each Non-Employee Director then serving on the Board.

The stock award portion of such total compensation shall be paid effective as of July 1 through book-entry deposit of Common Shares to each Non-Employee Director then serving on the Board. In the event a Non-Employee Director is elected to the Board after July 1, then a pro-rated stock award shall be paid to such Non-Employee Director effective as of the date of his or her initial election. The Company will report to each Non-Employee Director the tax basis of each such stock award at the time of each such stock award. No Common Shares awarded under the Plan shall be subject to forfeiture upon the termination of a Non-Employee Director’s service prior to completion of his or her term.

Common Shares awarded under the Plan shall be treasury shares. The obligation of the Company to deliver Common Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed necessary or advisable by the Company. In particular, upon advice from counsel for the Company, the Company shall take such steps as deemed necessary or advisable to comply with all requirements of the relevant securities laws, including the placement of a “restricted securities” legend on certificates (or book-entry ownership records) representing Common Shares and the application of a one-year holding period to Common Shares awarded. In addition, the Non-Employee Directors shall remain subject to the following requirements: (i) Common Shares received can only be sold in brokers’ transactions and in accordance with the standard volume limitations of Rule 144 of the Securities Act of 1933, and (ii) Common Shares cannot be sold in violation of the insider trading rules and policies of the NYSE MKT Exchange.

6.	ADJUSTMENTS OF COMMON SHARES

The number and kind of Common Shares which will be awarded to each Non-Employee Director under Section 5 of the Plan will be automatically adjusted to prevent dilution or enlargement of the rights of Non-Employee Directors in the event of any changes in the number or kind of outstanding Common Shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company’s corporate or capital structure; provided, however, that no such adjustment will be made if the adjustment would cause the Plan to fail to comply with an exemption pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”).

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7.	AMENDMENT, SUSPENSION AND TERMINATION

The Board may at any time amend, suspend or terminate the Plan.

8.	COMPLIANCE WITH RULE 16b-3

The Company intends that the Plan and all transactions hereunder meet or will meet all of the requirements of Rule 16b-3 under the 1934 Act.

9.	RETENTION OF POWERS

Nothing contained in the Plan shall prevent the Board from exercising those powers granted to it by law, the Company’s Amended Articles of Incorporation, as amended, the Company’s Code of Regulations, or otherwise to set the compensation of directors from time to time.

10.	GOVERNING LAW

The Plan shall be construed in accordance with and governed by the laws of the State of Ohio and applicable Federal laws.

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